Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2021 THIRD QUARTER RESULTS

•
Q3 2021 GAAP diluted EPS of $0.11 and adjusted diluted EPS of $0.13, compared to Q3 2020 GAAP diluted EPS of $0.12 and adjusted diluted EPS of $(0.29).
•
Q3 2021 Sales were $334 million, compared to $287 million in Q3 2020.
•
Free Cash Flow YTD of $49 million.

See Table C for reconciliation of GAAP and non-GAAP operating income (loss), net income (loss), earnings (loss) per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Nine Months Ended
	September 30,			September 30,
(In millions, except per share data)	2021	2020	% Change	2021	2020	% Change

Net Sales	$333.8	$286.9	16.3%	$964.4	$1,206.6	(20.1)%
Net sales change in constant currency			15.9%			(21.1)%
Operating Income (Loss)	22.8	(37.6)	160.6%	28.8	34.5	(16.5)%
Net Income (Loss)	9.0	9.7	(7.2)%	(2.8)	51.1	(105.5)%
Diluted net income (loss) per common share	$0.11	$0.12	(8.3)%	$(0.03)	$0.61	(104.9)%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income (Loss)	$23.6	$(21.8)	208.3%	$44.8	$78.1	(42.6)%
As a % of sales	7.1%	(7.6)%		4.6%	6.5%
Adjusted Net Income (Loss)	11.0	(24.3)	145.3%	9.7	35.9	(73.0)%
Adjusted diluted net income (loss) per share	$0.13	$(0.29)	144.8%	$0.11	$0.43	(74.4)%

STAMFORD, Conn. October 18, 2021 – Hexcel Corporation (NYSE: HXL) today reported third quarter 2021 results including net sales of $334 million and adjusted diluted EPS of $0.13 per share.

Chairman, CEO and President Nick Stanage said, "We are pleased to report another quarter demonstrating steady and continued growth in sales and earnings which we are confident will extend for many quarters to come. Sales of $334 million are another positive step-up sequentially and year over year with supply chain destocking now largely behind us. Adjusted EPS of 13 cents in the quarter reflects our on-going commitment to deliver productivity improvements through Operational Excellence, our relentless focus on controlling costs following the decisive cost alignment actions taken early in the pandemic and a positive sales mix. We are well positioned and ready to support increasing aircraft build rates in the months and years ahead.”

Mr. Stanage continued, “We are closely monitoring our supply chain and have our global supply chain team focused on managing the continued availability of raw materials through these challenging times. Thanks to our long-term supply contracts and commodity hedging, we did not experience any noticeable cost inflation during the third quarter, yet we remain vigilant. Our balance sheet remains strong as we continue to de-leverage. As a team, we are excited about the aerospace recovery as we prepare for a significant step-up in demand in 2022 and continued growth ahead, supported by the secular adoption of composite lightweighting and Hexcel’s broad and expanding product portfolio, and deep customer relationships.”

Markets

Sales in the third quarter of 2021 were $333.8 million compared to $286.9 million in the third quarter of 2020.

Commercial Aerospace

•
Commercial Aerospace sales of $167.2 million increased 29.8% (also 29.8% in constant currency) for the quarter compared to the third quarter of 2020 on strengthening narrowbody sales.
•
Sales to “Other Commercial Aerospace,” which include regional and business aircraft, increased 9.4% for the third quarter of 2021 compared to the third quarter of 2020, led by business jet sales growth.

Space & Defense

•
Space & Defense sales of $110.4 million increased 1.5% (1.4% in constant currency) for the quarter as compared to 2020. F-35, CH-53K, civil helicopters in Europe and unmanned aerial vehicles in the U.S. were areas of strength in the third quarter.

Industrial

•
Total Industrial sales of $56.2 million in the third quarter of 2021 increased 14.0% (11.7% in constant currency) compared to the third quarter of 2020. The automotive and recreation markets both grew strongly year-over-year. Additionally, sales growth was supported by actions to direct carbon fiber capacity to industrial markets.
•
Wind energy sales (the largest submarket in Industrial), experienced a decline of 31.6% in constant currency compared to the third quarter of 2020 as wind energy demand remains subdued and from the cessation of sales in North America.

Consolidated Operations

Gross margin for the third quarter was 19.8% compared to 4.7% in the prior year period due to a favorable sales mix oriented towards carbon fiber combined with the benefits of prior cost reduction actions that reduced the overhead cost base. As a percentage of sales, selling, general and administrative and R&T expenses for the third quarter of 2021 were 12.7% compared to 12.3% for the third quarter of 2020. Other operating expenses included restructuring costs. Adjusted operating income in the third quarter of 2021 was $23.6 million or 7.1% of sales, compared to an adjusted operating loss of $21.8 million, or (7.6%) of sales in 2020. The impact of exchange rates on operating income as a percent of sales was favorable by approximately one hundred basis points in the third quarter of 2021 compared to 2020.

Year-to-Date 2021 Results

Sales of $964.4 million for the nine-month period ended September 30, 2021 decreased 20.1% (21.1% in constant currency) compared to the same period in 2020.

Commercial Aerospace (49% of YTD sales)

•
Commercial Aerospace sales of $468.5 million decreased 32.6% (33.0% in constant currency) compared to the first nine months of 2020. Sales were higher in the prior year period as the impact of production cuts and destocking due to the pandemic did not begin until the second quarter of 2020.

•
Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, decreased 28.6% year to date.

Space & Defense (34% of YTD sales)

•
Space & Defense sales of $329 million were unchanged (0.8% lower in constant currency) compared to the first nine months of 2020.

Industrial (17% of YTD sales)

•
Total Industrial sales of $166.9 million decreased 8.4% (12.4% in constant currency) compared to the first nine months of 2020.
•
For the first nine months of 2021, wind energy sales decreased 40.3% in constant currency compared to last year reflecting lower demand and the cessation of sales in North America.

Consolidated Operations

Gross margin for nine months ended September 30, 2021 was 18.8% compared to 17.3% in the prior year period. Selling, general and administrative and R&T expenses for the first nine months of 2021 increased approximately 4% compared to the prior year period; however, were 18.0% lower than the comparable period in 2019. Other operating expenses for the nine months ended September 30, 2021 were $16.0 million and included expense primarily related to severance and restructuring. Other operating expenses for the nine months ended September 30, 2020 were $43.6 million and included expenses related to severance and the terminated merger with Woodward, Inc. Adjusted operating income for the first nine months of 2021 was $44.8 million, or 4.6% of sales, compared to $78.1 million, or 6.5% of sales in 2020. The impact of exchange rates on operating income as a percent of sales for the first nine months of 2021 was favorable by approximately forty basis points compared to 2020.

Cash, 2021 Guidance Update and other

•
The effective tax rate for the third quarter of 2021 was 38.3% and included a discrete tax charge of $1.3 million primarily related to the remeasurement of the net U.S. state deferred tax liabilities. The tax expense for the nine months ended September 30, 2021 was $1.6 million and included a net discrete tax charge of $0.8 million primarily resulting from the revaluation of U.S. and foreign deferred tax liabilities. The tax benefit for the quarter ended September 30, 2020 was $56.9 million and included a $46.2 million benefit primarily due to the release of a valuation allowance in a foreign jurisdiction due to a legal entity rationalization and treasury realignment initiative. The tax benefit of $48.7 million for the first nine months of 2020 also included a $2.7 million benefit primarily for the release of reserves of unrecognized tax benefits as a result of tax audit settlements. The expected underlying effective tax rate for the remainder of 2021 continues to be 23%.
•
Net cash generated from operating activities for the nine months ended September 30, 2021 was $64.2 million, compared to $157.0 million for the comparable period in 2020. Capital expenditures on a cash basis were $15.0 million for the first nine months of 2021 compared to $47.8 million for the first nine months of 2020. Free cash flow was $49.2 million for the first nine months of 2021 compared to $109.2 million for the first nine months of 2020. Working capital was a cash use of $46.0 million for the first nine months of 2021 compared to a source of $28.7 million for the first nine months of 2020. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures.
•
Share repurchases are restricted per the second amendment to the Revolver facility that was executed in January 2021. The remaining authorization under the share repurchase program at September 30, 2021 was $217 million. The quarterly dividend remains temporarily suspended. The Board of Directors will continue to evaluate capital allocation strategies on at least a quarterly basis.
•
The Company continues to withhold financial guidance due to continuing market uncertainties arising from the global pandemic.

*****

Hexcel will host a conference call at 10:00 a.m. ET, on October 19, 2021 to discuss third quarter 2021 results. The event will be webcast via the Investor Relations webpage at www.Hexcel.com. The event can also be accessed by dialing +1 (646) 960-0452. The conference ID is 3428143. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others; the revenues we may generate from an aircraft model or program; the impact of the possible push-out in deliveries of the Airbus and Boeing backlog and the impact of delays in the startup or ramp-up of new aircraft programs or the final Hexcel composite material content once the design and material selection have been completed; expectations with regard to the build rate of the Boeing 737 MAX following its return to service and the related impact on our revenues; expectations with regard to the timing of inventory destocking resulting from the pandemic-related decrease in customer demand; expectations with regard to raw material cost and availability; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from space and defense applications, including whether certain programs might be curtailed or discontinued; expectations regarding sales for wind energy, recreation, automotive and other industrial applications; expectations regarding working capital trends and expenditures and inventory levels; expectations as to the level of capital expenditures and completion of capacity expansions and qualification of new products; expectations regarding our ability to maintain and improve margins; projections regarding our tax rate; expectations with regard to the continued impact of the COVID-19 pandemic on worldwide air travel and aircraft programs, as well as on our customers and suppliers and, in turn, on our operations and financial results; and the anticipated impact of the above factors and various market risks on our expectations of financial results for 2021 and beyond. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to the impact of the COVID-19 pandemic, including continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced demand for air travel, on the operations, business and financial condition of Hexcel and its customers and suppliers; reductions in sales to any significant customers, particularly Airbus or Boeing, including reduction in revenue related to the timing of ramp-up of production of the Boeing 737 MAX, as well as due to the impact of the COVID-19 pandemic; inability to effectively adjust production and inventory levels to align with customer demand; inability to effectively motivate, retain and hire the necessary workforce; inability to successfully implement or realize our business strategies, plans and objectives of management, including any restructuring or alignment activities in which we may engage; the impact of any government mandated COVID-19 precautions, including mandatory vaccination; timing of inventory destocking caused by the COVID-19 pandemic; changes in sales mix; changes in current pricing and cost levels; changes in aerospace delivery rates; changes in government defense procurement budgets; changes in military aerospace program technology; timely new product development or introduction; industry capacity; increased competition; availability and cost of raw materials; supply chain disruptions; inability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; cybersecurity breaches or intrusions; currency exchange rate fluctuations; changes in political, social and economic conditions, including, but not limited to, the effect of change in global trade policies and the impact of the exit of the U.K. from the European Union; work stoppages or other labor disruptions; unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$333.8	$286.9	$964.4	$1,206.6
Cost of sales	267.8	273.4	783.4	997.3
Gross margin	66.0	13.5	181.0	209.3
% Gross Margin	19.8%	4.7%	18.8%	17.3%

Selling, general and administrative expenses	32.0	24.6	102.7	95.2
Research and technology expenses	10.4	10.7	33.5	36.0
Other operating expense	0.8	15.8	16.0	43.6
Operating income	22.8	(37.6)	28.8	34.5

Interest expense, net	9.5	9.7	29.1	32.4
Income (loss) before income taxes, and equity in earnings of affiliated companies	13.3	(47.3)	(0.3)	2.1
Income tax expense (benefit)	5.1	(56.9)	1.6	(48.7)
Income (loss) before equity in earnings of affiliated companies	8.2	9.6	(1.9)	50.8
Equity in earnings (losses) from affiliated companies	0.8	0.1	(0.9)	0.3
Net income (loss)	$9.0	$9.7	$(2.8)	$51.1

Basic net income (loss) per common share:	$0.11	$0.12	$(0.03)	$0.61

Diluted net income (loss) per common share:	$0.11	$0.12	$(0.03)	$0.61

Weighted-average common shares:
Basic	84.1	83.8	84.1	83.7
Diluted	84.7	84.0	84.1	84.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	September 30,	December 31,
(In millions)	2021	2020
Assets
Cash and cash equivalents	$105.8	$103.3
Accounts receivable, net	176.6	125.4
Inventories, net	244.5	213.5
Contract assets	38.4	43.1
Prepaid expenses and other current assets	42.0	38.0
Assets held for sale	12.6	12.6
Total current assets	619.9	535.9

Property, plant and equipment	3,104.9	3,139.7
Less accumulated depreciation	(1,344.1)	(1,265.5)
Net property, plant and equipment	1,760.8	1,874.2

Goodwill and other intangible assets, net	269.9	277.8
Investments in affiliated companies	43.0	44.7
Other assets	179.0	185.2
Total assets	$2,872.6	$2,917.8

Liabilities and Stockholders' Equity
Liabilities:
Short-term borrowings	$0.9	$0.9
Accounts payable	90.1	70.0
Accrued compensation and benefits	64.7	43.2
Accrued liabilities	69.2	69.0
Total current liabilities	224.9	183.1

Long-term debt	876.4	925.5
Retirement obligations	53.2	53.9
Other non-current liabilities	223.8	245.1
Total liabilities	$1,378.3	$1,407.6

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 110.0 shares issued at September 30, 2021 and 109.7 shares issued at December 31, 2020	$1.1	$1.1
Additional paid-in capital	873.4	849.7
Retained earnings	1,993.6	1,996.4
Accumulated other comprehensive loss	(93.8)	(59.6)
	2,774.3	2,787.6

Less – Treasury stock, at cost, 26.1 shares at both September 30, 2021 and December 31, 2020	(1,280.0)	(1,277.4)
Total stockholders' equity	1,494.3	1,510.2
Total liabilities and stockholders' equity	$2,872.6	$2,917.8

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Nine Months Ended
	September 30,
(In millions)	2021	2020

Cash flows from operating activities
Net (loss) income	$(2.8)	$51.1
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	102.4	106.0
Amortization related to financing	2.7	0.7
Deferred income taxes	(3.2)	(46.0)
Equity in earnings from affiliated companies	0.9	(0.3)
Stock-based compensation	16.2	13.0
Merger and restructuring expenses, net of payments	(4.4)	13.3
	-
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(55.6)	81.0
(Increase) decrease in inventories	(37.3)	74.2
Decrease in prepaid expenses and other current assets	3.6	1.5
Increase (decrease) in accounts payable/accrued liabilities	43.3	(128.0)
Other - net	(1.6)	(9.5)
Net cash provided by operating activities (a)	64.2	157.0

Cash flows from investing activities
Capital expenditures (b)	(15.0)	(47.8)
Net cash used for investing activities	(15.0)	(47.8)

Cash flows from financing activities
Net (repayments) borrowing from senior unsecured credit facilities	(49.0)	(11.0)
Repayments of Euro term loan	-	(49.9)
Repayment of finance lease obligation and other debt, net	(0.7)	(0.4)
Issuance costs related to senior credit facility		(1.3)
Dividends paid	-	(14.2)
Repurchase of stock	-	(24.6)
Activity under stock plans	4.9	(5.5)
Net cash (used for) provided by financing activities	(44.8)	(106.9)
Effect of exchange rate changes on cash and cash equivalents	(1.9)	1.3
Net increase in cash and cash equivalents	2.5	3.6
Cash and cash equivalents at beginning of period	103.3	64.4
Cash and cash equivalents at end of period	$105.8	$68.0

Supplemental data:
Free Cash Flow (a)+(b)	$49.2	$109.2
Accrual basis additions to property, plant and equipment	$14.3	$39.4

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended September 30, 2021 and 2020				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$167.2	$128.8	29.8	$-	$128.8	29.8
Space & Defense	110.4	108.8	1.5	0.1	108.9	1.4
Industrial	56.2	49.3	14.0	1.0	50.3	11.7
Consolidated Total	$333.8	$286.9	16.3	$1.1	$288.0	15.9

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	50.1	44.9			44.7
Space & Defense	33.1	37.9			37.8
Industrial	16.8	17.2			17.5
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2021 and 2020				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2021	2020	%	Effect (b)	2020	%
Commercial Aerospace	$468.5	$695.6	(32.6)	$4.1	$699.7	(33.0)
Space & Defense	329.0	328.8	0.1	2.8	331.6	(0.8)
Industrial	166.9	182.2	(8.4)	8.4	190.6	(12.4)
Consolidated Total	$964.4	$1,206.6	(20.1)	$15.3	$1,221.9	(21.1)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	48.6	57.6			57.3
Space & Defense	34.1	27.3			27.1
Industrial	17.3	15.1			15.6
Consolidated Total	100.0	100.0			100.0

(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2020 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2021 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited				Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)		Total
Third Quarter 2021
Net sales to external customers	$254.1	$79.7	$-		$333.8
Intersegment sales	15.0	0.4	(15.4)		-
Total sales	269.1	80.1	(15.4)		333.8

Other operating expense	0.8	-	-		0.8
Operating income (loss)	30.0	6.5	(13.7)		22.8
% Operating margin	11.1%	8.1%			6.8%

Depreciation and amortization	30.1	3.6	-		33.7
Stock-based compensation expense	0.7	0.1	2.1		2.9
Accrual based additions to capital expenditures	3.7	2.8	-		6.5

Third Quarter 2020
Net sales to external customers	$215.7	$71.2	$-		$286.9
Intersegment sales	7.8	0.7	(8.5)		-
Total sales	223.5	71.9	(8.5)		286.9

Other operating expense	16.4	-	(0.6)		15.8
Operating income (loss)	(36.6)	(2.7)	1.7		(37.6)
% Operating margin	(16.4)%	(3.8)%			(13.1)%

Depreciation and amortization	31.7	3.9	-		35.6
Stock-based compensation expense	1.5	0.5	(1.7)		0.3
Accrual based additions to capital expenditures	4.7	1.3	-		6.0

First Nine Months 2021
Net sales to external customers	$732.2	$232.2	$-		$964.4
Intersegment sales	42.8	1.8	(44.6)		-
Total sales	775.0	234.0	(44.6)		964.4

Other operating expense	16.3	(0.5)	0.2		16.0
Operating income (loss)	61.9	17.1	(50.2)		28.8
% Operating margin	8.0%	7.3%			3.0%

Depreciation and amortization	91.4	10.9	0.1		102.4
Stock-based compensation expense	2.1	0.4	13.7		16.2
Accrual based additions to capital expenditures	10.7	3.6	-		14.3

First Nine Months 2020
Net sales to external customers	$960.4	$246.2	$-		$1,206.6
Intersegment sales	48.0	1.6	(49.6)		-
Total sales	1,008.4	247.8	(49.6)	-	1,206.6

Other operating expense	25.5	2.7	15.4		43.6
Operating income (loss)	75.0	3.3	(43.8)		34.5
% Operating margin	7.4%	1.3%			2.9%

Depreciation and amortization	94.3	11.6	0.1		106.0
Stock-based compensation expense	5.9	1.6	5.5		13.0
Accrual based additions to capital expenditures	35.4	4.0	-		39.4

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income (Loss), Net Income (Loss), EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2021	2020	2021	2020
GAAP operating income (loss)	$22.8	$(37.6)	$28.8	$34.5
Other operating expense (a)	0.8	15.8	16.0	43.6
Non-GAAP operating income (loss)	$23.6	$(21.8)	$44.8	$78.1

	Unaudited
	Quarters Ended September 30,
	2021		2020
(In millions, except per diluted share data)	Net Income	EPS	Net (Loss) Income	EPS
GAAP	$9.0	$0.11	$9.7	$0.12
Other operating expense (a)	0.7	-	12.2	0.14
Tax expense (benefit) (b)	1.3	0.02	(46.2)	(0.55)
Non-GAAP	$11.0	$0.13	$(24.3)	$(0.29)

	Unaudited
	Nine Months Ended September 30,
	2021		2020
(In millions, except per diluted share data)	Net Loss	EPS	Net Income	EPS
GAAP	$(2.8)	$(0.03)	$51.1	$0.61
Other operating expense (a)	11.7	0.14	33.7	0.40
Tax expense (benefit) (b)	0.8	-	(48.9)	(0.58)
Non-GAAP	$9.7	$0.11	$35.9	$0.43

	Unaudited
	Nine Months Ended September 30,
(In millions)	2021	2020
Net cash provided by operating activities	$64.2	$157.0
Less: Capital expenditures	(15.0)	(47.8)
Free cash flow (non-GAAP)	$49.2	$109.2

(a)
The quarter and nine months ended September 30, 2021 included restructuring costs primarily related to severance. The nine months ended September 30, 2021 also included a benefit related to the reduction of a contingent liability. The quarter and nine months ended September 30, 2020 included restructuring costs. The nine months ended September 30, 2020 also included costs related to the terminated merger with Woodward, Inc.
(b)
The quarter ended September 30, 2021 included a $1.3 million discrete tax charge related to the remeasurement of net U.S. state deferred tax liabilities. The nine months ended September 30, 2021 included a discrete tax benefit of $3.2 million from the revaluation of deferred tax liabilities related to a favorable U.S. state tax law change and a $2.7 million discrete tax charge related to the remeasurement of the deferred tax liability in a foreign jurisdiction. The tax benefit for the third quarter of 2020 reflects a discrete tax benefit of $46.2 million due to the release of a valuation allowance in a foreign jurisdiction as a result of a legal entity rationalization and treasury realignment initiative. The tax benefit for the nine months ended September 30, 2020 also included a $2.7 million benefit, primarily for the release of reserves of unrecognized tax benefits, as a result of tax audit settlements in the second quarter of 2020.

NOTE: Management believes that adjusted operating income (loss), adjusted net income (loss), adjusted diluted net income (loss) per share, the adjusted tax rate, and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	September 30,	December 31,	September 30,
(In millions)	2021	2020	2020

Current portion finance lease	$0.9	$0.9	$0.5
Total current debt	0.9	0.9	0.5

Senior unsecured credit facility	179.0	228.0	302.0
4.7% senior notes due 2025	300.0	300.0	300.0
3.95% senior notes due 2027	400.0	400.0	400.0
Senior notes original issue discounts	(1.3)	(1.5)	(1.5)
Senior notes deferred financing costs	(3.0)	(3.5)	(3.7)
Other debt	1.7	2.5	1.9
Total long-term debt	876.4	925.5	998.7
Total Debt	877.3	926.4	999.2
Less: Cash and cash equivalents	(105.8)	(103.3)	(68.0)
Total debt, net of cash	$771.5	$823.1	$931.2